Exhibit (m)(6)(i)

AMENDED SCHEDULE A

with respect to

VOYA EQUITY TRUST

FOURTH AMENDED AND RESTATED SHAREHOLDER SERVICE

AND DISTRIBUTION PLAN

CLASS R SHARES

Fund(s) (Current)

Voya Corporate Leaders® 100 Fund

Voya Global Income & Growth Fund Voya Large-Cap Growth Fund

Voya Large Cap Value Fund

Voya MI Dynamic Small Cap Fund (formerly, Voya Small Company Fund)

Voya MI Dynamic SMID Cap Fund (formerly, Voya Mid Cap Research Enhanced Index Fund) Voya MidCap Opportunities Fund

Voya Small Cap Growth Fund